Exhibit (a)(1)(i)

REGENERON PHARMACEUTICALS, INC.

OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE SHARES
OF COMMON STOCK OF REGENERON PHARMACEUTICALS, INC.
GRANTED UNDER THE REGENERON PHARMACEUTICALS, INC. 1990
LONG-TERM INCENTIVE PLAN AND 2000 LONG-TERM INCENTIVE PLAN
HAVING AN EXERCISE PRICE PER SHARE OF $18.00 OR MORE
FOR REPLACEMENT OPTIONS TO BE GRANTED UNDER THE 2000
LONG-TERM INCENTIVE PLAN.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 6:00 P.M., EASTERN TIME, ON JANUARY 5, 2005,
UNLESS THE OFFER IS EXTENDED BY REGENERON
PHARMACEUTICALS, INC.

          Regeneron Pharmaceuticals, Inc., which we refer to in this Offer to Exchange as “we,” “us,” the “Company” or “Regeneron,” is offering eligible employees a one-time opportunity to exchange (sometimes referred to as “tender”) some or all of such employees’ outstanding stock options to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) granted under the Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, as amended (the “2000 Plan”) and the 1990 Long-Term Incentive Plan, as amended (the “1990 Plan,” and, together with the 2000 Plan, the “Stock Incentive Plans”) that have an exercise price per share of $18.00 or more, for replacement options that will be granted under the 2000 Plan (the “Option Exchange Program”). We are making the offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related accompanying Election Form (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

          The Offer is being made to Company regular employees who, as of December 3, 2004, the date the Offer commenced, are actively employed by us and work an average of at least 20 hours per week, other than our non-executive employee director and our president and chief executive officer. The Offer is not being made to non-employee directors, consultants, former employees, and retirees. To remain eligible to tender eligible options for exchange and cancellation, and receive replacement options, pursuant to the Offer, you must continue to be such a regular employee on the date the Offer expires and on the date the replacement options are granted (the date and time the replacement options are granted being referred to as the “Grant Date”).

          The Offer will expire at 6:00 p.m., Eastern Time, on January 5, 2005, unless we extend the Offer (such date as so extended, the “Expiration Date”). The Grant Date will be on or as of the date we accept eligible options tendered for exchange in the Offer, which we expect will be on, and in any event will be promptly after, the Expiration Date.

See Section 1 – “Eligible Options and Optionholders; Number of Replacement Options; Expiration Date,” Section 5 – “Acceptance of Options for Exchange and Grant of Replacement Options” and Section 14 – “Extension of Offer; Termination; Amendment.”

          If you validly tender options for exchange and cancellation, and such options are accepted and cancelled, pursuant to the Offer, the number of replacement options you will receive will depend on the exercise price per share of the options you tendered, as follows:

•	For options with an exercise price per share greater than or equal to $18.00 and less than or equal to $28.00, you will receive replacement options at an exchange ratio of one (1) replacement option for every 1.5 tendered options.

•	For options with an exercise price per share greater than or equal to $28.01 and less than or equal to $37.00, you will receive replacement options at an exchange ratio of one (1) replacement option for every two (2) tendered options.

•	For options with an exercise price per share greater than or equal to $37.01, you will receive replacement options at an exchange ratio of one (1) replacement option for every three (3) tendered options.

          Replacement option grants will be rounded down to the nearest whole share on a grant-by-grant basis and, accordingly, replacement options will not be granted for fractional shares. Each replacement option will have an exercise price per share equal to the fair market value per share (as determined under the 2000 Plan) of the Common Stock as of the Grant Date. Replacement options will be granted pursuant to a replacement option agreement and will be subject to the 2000 Plan.

          The term of the replacement options you receive in exchange for eligible options tendered and accepted for exchange in the Offer may, and the vesting schedule of such replacement options will, be different than the term and vesting schedule of your tendered options. Each replacement option will have a term equal to the greater of (1) the remaining term of the tendered option it replaces and (2) six years from the Grant Date.

          Each replacement option granted to:

•	an employee other than our executive vice president and senior vice presidents will ordinarily become vested and exercisable in equal annual installments on the first, second, third and fourth anniversaries of the Grant Date.

•	our executive vice president and senior vice presidents will ordinarily vest with respect to all the shares underlying such option if both (1) the Company’s products have achieved gross sales of at least $100 million during any consecutive twelve month period (either directly by the Company or through its licensees) and (2) the specific senior or executive vice president has remained employed by the Company for at least three years from the Grant Date.

For all replacement options, the recipient’s vesting and exercise rights will be contingent on the recipient’s continued employment through the applicable vesting dates and subject to the provisions of the 2000 Plan and the applicable option agreement.

          As is generally the case with respect to the options eligible to be tendered for exchange pursuant to the Offer, the option agreements for replacement options will include provisions whereby the replacement options may become fully vested in connection with a “Change in Control” of the Company, as defined in the 2000 Plan. For a detailed description of the terms of the replacement options, including the 2000 Plan, see Section 8 – “Source and Amount of Consideration; Terms of Replacement Options.”

          You may only tender eligible options for all or none of the shares of Common Stock subject to a particular option grant, which means that if you decide to tender any outstanding options subject to a particular option grant, you must tender all of the options subject to that grant that remain outstanding.

          Consummation of the Offer is subject to shareholder approval by the requisite vote at a special meeting of shareholders (sometimes referred to herein as the “Special Meeting of Shareholders”) of an amendment to the 2000 Plan expressly authorizing the Option Exchange Program and the other conditions described in Section 6 — “Conditions of the Offer”. The Offer is not contingent upon a minimum number of options being tendered. Shares of our Common Stock are quoted on The Nasdaq National Market, Inc. under the symbol “REGN.” On December 1, 2004, the last reported sale price of our Common Stock on The Nasdaq National Market was $9.03 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to tender your options.

          See the section entitled “Risk Factors” beginning on page 13 for a discussion of risks that you should consider before tendering your eligible options.

          Although our board of directors has approved the Offer, consummation of the Offer is subject to shareholder approval and the other conditions described in this Offer to Exchange. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible options in the Offer. You must make your own decision whether to tender your eligible options.

          You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange or the Election Form to: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Option Exchange, by phone at (914) 345-STOK or to our internal e-mail address: OptionsExchange@regeneron.com.

IMPORTANT

          If you wish to tender some or all of your eligible options for exchange and cancellation, and receive replacement options pursuant to the Offer, you must complete and sign the enclosed Election Form in accordance with its instructions, and either send it by regular or overnight mail to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Options Exchange, or deliver it by hand to either Pam Curtis in our Tarrytown, New York location or Lynne Fuierer in our Rensselaer, New York location. Delivery by e-mail or other electronic means will not be accepted. The properly completed and duly executed Election Form must be received as specified above before the Offer expires at 6:00 p.m., Eastern Time, on January 5, 2005, or if the Offer is extended by us, the extended expiration date.

          We are not making the Offer to, nor will we accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to our optionholders in any such jurisdiction.

          Tendering eligible options for exchange, and receiving replacement options, pursuant to the Offer does not confer upon you the right to remain an employee of Regeneron. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of Regeneron until the Grant Date or thereafter. If you voluntarily terminate your employment with us, or if we terminate your employment for any reason, before the Grant Date, even if you tendered eligible options for exchange in the Offer prior to such termination, such tender will not be accepted and such eligible options will not be exchanged for replacement options.

          We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. You should rely only on the information contained in this document or documents to which we have expressly referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

          The following summary term sheet is in question and answer format and is provided to address some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Election Form because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange and the accompanying Election Form. We have included references to the relevant sections in the Offer to Exchange where you can find a more complete description of the topics in this summary.

What securities are we offering to exchange?

          We are offering eligible employees a one-time opportunity to exchange outstanding stock options granted under the 2000 Plan or the 1990 Plan having an exercise price per share of $18.00 or more, properly tendered and accepted for exchange in accordance with the Offer, for replacement options to be granted under the 2000 Plan. See Section 1 – “Eligible Options and Optionholders; Number of Replacement Options; Expiration Date.”

Who is eligible to participate in the Option Exchange Program?

          Regular employees, other than our non-executive employee director and our president and chief executive officer, who on December 3, 2004 and on the Grant Date are actively employed by us and work an average of at least 20 hours per week are eligible to participate in the Option Exchange Program and, accordingly, to tender eligible options for exchange and cancellation, and receive replacement options, pursuant to the Offer. Employees who meet the eligibility requirements at the commencement of the Offer but do not satisfy these requirements on the Grant Date are not eligible to exchange their eligible options. Our non-employee directors, consultants, former employees, and retirees are not eligible to participate in the Option Exchange Program. See Section 1 – “Eligible Options and Optionholders; Number of Replacement Options; Expiration Date – Eligible Options and Optionholders.”

Why are we making the Offer?

          Our stock incentive program is intended to help align the interests of our employees with our shareholders by encouraging ownership by employees of Company stock. The price of our Common Stock has declined sharply since 2000. As of November 3, 2004, approximately 54% of the outstanding options granted under the Stock Incentive Plans had an exercise price above $18 per share. The per share exercise prices for the annual stock option grants for employees in the past four years have been $37.78 (in December 2000), $28.01 (in December 2001), $19.43 (in December 2002), and $13.00 (in December 2003). On November 3, 2004, the date as of which option values and exchange ratios were determined for purposes of the Option Exchange Program, the closing price per share of our Common Stock on The Nasdaq National Market was $7.88. On December 1, 2004, the closing price per share of our Common Stock on The Nasdaq National Market was $9.03. The exercise prices noted above, as compared to current market values for the Common Stock, illustrate that a substantial number of the outstanding options granted pursuant to the Stock Incentive Plans are “out of the money” and no longer serve as effective incentives to retain and motivate employees. In today’s competitive market for top talent in the pharmaceutical and biotechnology industries, the Compensation Committee of the board of directors and the board believe that it is important for the future success of the Company to revitalize the incentive value of our stock incentive program as part of our overall compensation program to retain, motivate and reward employees. See Section 2 – “Purpose and Background of the Offer.”

Why don’t we simply reprice the current options?

          The Offer is intended to revitalize our stock incentive program by permitting eligible optionholders to voluntarily exchange their “out of the money” eligible options with exercise prices of $18 or more for replacement options with an exercise price per share of our Common Stock equal to the fair market value as of the date of grant of the replacements options (determined in accordance with the 2000 Plan). However, unlike a mere repricing, the Offer is intended to provide for an exchange of options based approximately on fair values of options tendered and replacement options granted, with aggregate values favorable to shareholders, thereby striking a balance between the interests of employees and the interests of our shareholders.

          By granting replacement options which will be exercisable for fewer shares than the existing eligible options tendered for exchange in the Offer, the Offer is also designed to reduce the number of outstanding options. If 100% of eligible options were tendered for exchange and accepted, and grants of replacement options were made, pursuant to the Offer, the number of shares of Common Stock underlying options outstanding would be reduced by approximately 2,271,216 shares. The actual net reduction in shares of Common Stock underlying options outstanding will depend on the extent to which eligible options are tendered for exchange and accepted pursuant to the Offer. The shares underlying options which are tendered for exchange and accepted pursuant to Offer will be returned to the 2000 Plan and will be available for future grants of options or other awards under the 2000 Plan.

What are the conditions of the Offer?

          Completion of the exchange of options pursuant to the Offer is subject to a number of conditions. These include, among other things, shareholder approval of the amendment of the 2000 Plan expressly authorizing the Option Exchange Program. This and various other conditions are more fully described in Section 6 – “Conditions of the Offer.” The Offer is not conditioned upon a minimum number of options being tendered.

What happens if the Company’s shareholders do not approve at the Special Meeting of Shareholders the amendment to the 2000 Plan to expressly authorize the Option Exchange Program?

          The Offer will not be consummated, there will be no exchange of options under the Option Exchange Program, and the Option Exchange Program and the Offer will automatically terminate, if the amendment to the 2000 Plan to expressly authorize the Option Exchange Program does not receive the requisite affirmative vote of shareholders at the Special Meeting of Shareholders to be held on December 17, 2004, or any adjournment or postponement thereof. See Section 6 – “Conditions of the Offer.”

Are there any eligibility requirements that I must satisfy to tender my options for exchange and receive the replacement options?

     Yes. To participate in the Option Exchange Program and receive replacement options, you must hold eligible options as well as meet the eligibility requirements described in this Offer to Exchange and remain continuously employed by the Company as a regular actively employed employee who works an average of at least 20 hours per week through the Grant Date. If you are no longer actively employed by the Company on the Grant Date for any reason, you will not be eligible to exchange your options for replacement options. Participation in the Option Exchange Program does not confer upon you the right to remain employed by us. See Section 1 – “Eligible Options and Optionholders; Number of Replacement Options; Expiration Date – Eligible Options and Optionholders.”

What if I am out of the office or on authorized leave of absence on the date of the Offer or on the Grant Date?

     Any eligible employee who is not actively at work because of vacation, short-term leave, or other similar reasons will not be disqualified from participating in the Option Exchange Program due to this absence. Similarly, if you properly tender eligible options for exchange in the Offer which are accepted for exchange and cancellation, and you are on authorized leave on the Grant Date, then upon the terms and subject to the conditions of the Offer, you will be entitled to receive replacement options (as long as the other eligibility requirements are still met) in exchange for such tendered options. See Section 1 – “Eligible Options and Optionholders; Number of Replacement Options; Expiration Date – Eligible Options and Optionholders.”

If I elect to tender for exchange eligible options, will my elections affect other components of my compensation?

          No.

How do I find out how many eligible options I have and what their exercise prices are?

          The Election Form enclosed with this Offer to Exchange includes a list of your eligible options as of December 1, 2004. In addition, you can at any time confirm what options you have, their grant dates (and remaining term), exercise prices, vesting dates, and other information by going to www.optionslink.com. Employees who do not have their optionslink password should send an email to optionslink@etrade.com and request their Regeneron logon information. You may also call 1-800-838-0908, press 0 to speak to a customer service agent, and ask for your Regeneron logon information.

Must I tender options for exchange in the Offer?

          No. Whether or not you tender options for exchange in the Offer is solely your decision and completely voluntary.

How many replacement options will I receive in exchange for my tendered options?

          If you meet the eligibility requirements and your options are properly tendered and accepted for exchange, you will be entitled to receive replacement options exercisable for a number of shares of our Common Stock based on the following exchange ratios:

Exchange Ratio
Exercise Price Range	(number of eligible options to be tendered and
of Eligible Options	canceled for each replacement option)
$18.00 - $28.00	1.50
$28.01 - $37.00	2.00
$37.01 and up	3.00

          Replacement option grants will be made in accordance with the foregoing exchange ratios and will be rounded down to the nearest whole share on a grant-by-grant basis. Accordingly, replacement options will not be granted for fractional shares. See Section 1 – “Eligible Options and Optionholders; Number of Replacement Options; Expiration Date – Number of Replacement Options.”

If I choose to tender eligible options for exchange in the Offer, do I have to tender all of my options?

          In order to tender an eligible option from a particular option grant, you must tender all outstanding eligible options under that grant. We are not accepting partial tenders of particular option grants. For example, if you hold an option to purchase 1,000 shares of Common Stock at an exercise price of $19.43 per share, you must tender such option in its entirety; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have an option to purchase 1,000 shares of Common Stock at an exercise price of $19.43 per share and an option to purchase 2,000 shares of Common Stock at an exercise price of $28.01 per share, you may choose to tender for exchange all (but not less than all) of the outstanding options under either of the option grants, both of the option grants or neither of the option grants, provided such options are eligible to be tendered in the Offer. Similarly, if you have an incentive stock option to purchase 700 shares of Common Stock at an exercise price of $19.43 and a nonqualified stock option to purchase 300 shares of Common Stock at $19.43, you may choose to tender for exchange all (but not less than all) of the outstanding options under either of the option grants, both of the option grants, or neither of the option grants, provided such options are eligible to be tendered in the Offer. See Section 1 – “Eligible Options and Optionholders; Number of Replacement Options; Expiration Date – Eligible Options and Optionholders.”

Can I tender for exchange both vested and unvested options?

          Yes. If you are an eligible optionholder, you can tender any option granted to you under the Stock Incentive Plans that has not expired by its terms and that has an exercise price above $18.00 per share. However, if an outstanding eligible option grant includes both vested and unvested options, you must tender all of both the vested and unvested options if you tender any options of such grant.

Can I exchange options that I have already fully exercised?

          No. The Offer applies only to outstanding eligible options. An option grant that has been fully exercised, or any portion of a particular option grant that has been exercised, is no longer outstanding and thus is not eligible to be tendered for exchange in the Offer.

Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

          Yes. If you have previously partially exercised an eligible option grant, you can still tender for exchange the remaining unexercised portion of an eligible option grant.

What will the terms of my replacement options be?

          The replacement options that you will receive will be granted under the 2000 Plan and will be subject to the terms and conditions of the 2000 Plan and an applicable replacement option agreement, which will be substantially in the form of exhibit (d)(7), (d)(8) or (d)(9), as applicable, to the Tender Offer Statement on Schedule TO that we originally filed with the Securities and Exchange Commission (the “SEC”) on December 3, 2004 (as the same may be amended or supplemented from time to time, the “Schedule TO”).

          The term of the replacement options you receive in exchange for eligible options tendered and accepted for exchange in the Offer may, and the vesting schedule of such replacement options will, be different from the term and vesting schedule of your tendered options. You should carefully review the description of the replacement options and the terms and conditions of the 2000 Plan in Section 8 – “Source and Amount of Consideration; Terms of Replacement Options – Description of the Material Terms of the 2000 Plan,” before making a decision to tender your options.

What will the exercise price of the replacement options be?

          The per share exercise price of the replacement options will be equal to the fair market value per share (as determined under the 2000 Plan) of the Common Stock on the Grant Date. Accordingly, we cannot predict the exercise price of the replacement options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to tender your options for exchange in the Offer. See Section 5 – “Acceptance of Options for Exchange and Grant of Replacement Options” and Section 7 – “Price Range of Common Stock Underlying Options.”

What will be the term of my replacement options?

          The term of an option is the maximum length of time during which it may be exercised. Each replacement option granted in exchange for eligible options validly tendered and accepted pursuant to the Offer will have a maximum term equal to the greater of (1) the remaining term of the tendered option it replaces and (2) six years from the Grant Date. See Section 8 – “Source and Amount of Consideration; Terms of Replacement Options – Terms of Replacement Options.”

When will my replacement options vest?

          The replacement options will vest on a different schedule than your tendered options. Each replacement option will be completely unvested upon grant. Each replacement option granted to an employee other than our executive vice president and senior vice presidents will ordinarily become vested and exercisable in equal annual installments on each of the first, second, third and fourth anniversaries of the Grant Date. Each replacement option granted to our executive vice president and senior vice presidents will ordinarily vest with respect to all the shares underlying such option if both (i) the Company’s products have achieved gross sales of at least $100 million during any consecutive twelve month period (either directly by the Company or through its licensees) and (2) the specific senior or executive vice president has remained employed by the Company for at least three years from the Grant Date. For all replacement options, the recipient’s vesting and exercise rights will be contingent on the recipient’s continued employment through the applicable vesting dates and subject to the provisions of the 2000 Plan and the applicable option agreement.

          As is generally the case with respect to the options eligible for exchange pursuant to the Option Exchange Program, the option agreements for replacement options will include provisions whereby the replacement options may become fully vested in connection with a “Change in Control” of the Company, as defined in the 2000 Plan. For a more detailed discussion of the vesting of the replacement options, please see Section 8 – “Source and Amount of Consideration; Terms of Replacement Options – Terms of Replacement Options.”

Will I lose the benefits of any vesting I have under my existing options if I tender those options in the Offer and they are accepted for exchange and canceled?

          Yes. You will lose the benefits of any vesting under options you validly tender which are accepted and exchanged for replacement options pursuant to the Offer. The replacement options we grant will vest in accordance with the schedule described above and in Section 8 – “Source and Amount of Consideration; Terms of Replacement Options – Terms of Replacement Options.”

If my current options are incentive stock options, will my replacement options be incentive stock options?

          If options tendered for exchange in the Offer qualified as incentive stock options under U.S. tax laws, then the replacement options for employees other than our executive vice president and senior vice presidents will also be incentive stock options to the fullest extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended. However, the holding period required in order for such options to be entitled to the favorable tax treatment available for incentive stock options (which generally provides that stock acquired pursuant to such options may not be disposed of within two years from the date of grant and one year from the date of exercise) will recommence as of the Grant Date. Replacement options for our executive vice president and senior vice presidents will not be incentive stock options. If your replacement options are incentive stock options, pursuant to applicable U.S. federal income tax law, we may need to limit the number of future incentive stock option awards you may receive that are scheduled to become vested and exercisable in the same year(s) as the replacement options. Options that are not eligible for treatment as incentive stock options may be granted as nonqualified stock options. See Section 8 – “Source and Amount of Consideration; Terms of Replacement Options – Certain Federal Income Tax Consequences” and Section 13 – “Certain Federal Income Tax Consequences.”

Will I have to pay taxes if I exchange my options in the Offer?

          If you exchange your current options for replacement options, we believe that you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange. We recommend that you consult with your own tax advisor to determine the tax consequences to you of the Offer. See Section 13 – “Certain Federal Income Tax Consequences.”

Will I have any rights or benefits with respect to options I tender in the Offer?

          No. Options tendered and accepted for exchange in the Offer will be cancelled and you will no longer have any rights or benefits under those options. See Section 5 – “Acceptance of Options for Exchange and Grant of Replacement Options.”

If I tender options in the Offer, will I be able to receive other option grants before I receive my replacement options?

          We intend to continue to grant option awards to employees from time to time as part of our normal compensation program. We expect that many employees eligible to participate in the Option Exchange Program will receive additional option grants, in accordance with the Company’s past practice, in December 2004. See Section 10 – “Interests of Directors and Officers; Transactions and Arrangements.”

What happens to options that I choose not to tender or that are not accepted for exchange in the Offer?

          Nothing. Options that you choose not to tender for exchange, or that we do not accept for exchange in the Offer, will remain outstanding and retain all their current terms, including exercise price, term and vesting schedule.

What if Regeneron enters into a merger or other similar transaction?

          As is generally the case with respect to the option agreements for options eligible to be tendered in the Offer, the option agreements for replacement options will include provisions whereby the replacement options may become fully vested in connection with a “Change in Control” of the Company, as defined in the 2000 Plan.

          We may terminate the Offer before the Expiration Date, if we determine that it is inadvisable for us to proceed with the Offer or to accept and cancel options tendered for exchange because a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed. Currently, the Company has no plans to enter into a business combination such as those referred to in the previous sentence. See Section 2 – “Purpose and Background of the Offer,” Section 6 – “Conditions of the Offer,” Section 8 – “Source and Amount of Consideration; Terms of Replacement Options – Description of the Material Terms of the 2000 Plan,” and the applicable replacement option agreement in the form of exhibit (d)(7), (d)(8) or (d)(9), as applicable, to the Schedule TO.

What happens if the Offer is not consummated?

          If we do not accept any options tendered for exchange and not withdrawn, you will keep all of your current options and you will not receive replacement options. No changes will be made to your existing options and they will remain outstanding with their current terms, including exercise price, term and vesting schedule, until they are exercised or expire by their terms.

When does the Offer expire? Can the Offer be extended?

          The Offer expires on January 5, 2005, at 6:00 p.m., Eastern Time, unless we extend it.

          Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date of the Offer. See Section 14 – “Extension of Offer; Termination; Amendment.”

How do I tender my options for exchange in the Offer?

          In order to validly tender eligible options for exchange in the Offer, you must, in accordance with the instructions set forth in the Election Form, properly complete, duly execute and deliver to us the Election Form prior to the Expiration Date. Delivery of the Election Form must either be by regular or overnight mail to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Options Exchange, or by hand to either Pam Curtis in our Tarrytown, New York location or Lynne Fuierer in our Rensselaer, New York location.

Delivery by e-mail or other electronic means will not be accepted. We will only accept a properly executed paper copy of the Election Form.

          We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all eligible options that are properly and timely tendered for exchange and not validly withdrawn. See Section 3 – “Procedures for Tendering Options for Exchange” and Section 4 – “Withdrawal Rights.”

During what period of time may I withdraw previously tendered options?

          You may withdraw options you tendered for exchange at any time before the Offer expires at 6:00 p.m., Eastern Time, on the Expiration Date. To withdraw options tendered for exchange, you must deliver to us prior to the Expiration Date a properly completed and signed written Notice of Withdrawal in substantially the form enclosed with this Offer to Exchange. Delivery of the Notice of Withdrawal must either be by regular or overnight mail to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Options Exchange, or by hand to either Pam Curtis in our Tarrytown, New York location or Lynne Fuierer in our Rensselaer, New York location. Delivery by e-mail or other electronic means will not be accepted.

          Once you have withdrawn options, you may re-tender options for exchange only by again following the tender procedures described in this Offer to Exchange and the accompanying Election Form. See Section 4 – “Withdrawal Rights” and Section 3 – “Procedures for Tendering Options for Exchange – Proper Tender of Eligible Options.”

Can I change my mind and elect not to tender certain options, or elect to tender additional options, after I submit an Election Form?

          Yes. If you submitted an Election Form and you want to withdraw some or all of the options you marked for tender on that form, you may withdraw your tender of such options by delivering to us prior to the Expiration Date a properly completed and signed Notice of Withdrawal (in the form enclosed with the Offer to Exchange) indicating which options you are withdrawing. If you wish to tender for exchange additional options that you had not marked for tender on your previous Election Form, you may elect to tender for exchange those additional options by delivering to us prior to the Expiration Date an additional properly completed and signed Election Form (in the form enclosed with this Offer to Exchange) selecting for tender for exchange such additional option grants. You may only tender for exchange all options subject to a particular grant. If you deliver an Election Form or a Notice of Withdrawal with respect to some but not all options subject to a particular grant, we may, in our sole discretion, determine that you have elected to tender for exchange all or none of the options underlying such grant.

          You may request additional copies of the Notice of Withdrawal or Election Form by contacting us by phone at (914) 345-STOK or by e-mail at OptionsExchange@regeneron.com. Delivery of the Notice of Withdrawal or the additional Election Form must either be by regular or overnight mail to Regeneron

Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Options Exchange, or by hand to either Pam Curtis in our Tarrytown, New York location or Lynne Fuierer in our Rensselaer, New York location. Delivery by e-mail or other electronic means will not be accepted. See Section 3 – “Procedures for Tendering Options for Exchange – Proper Tender of Eligible Options” and Section 4 – “Withdrawal Rights.”

When will I receive my replacement options?

          Promptly after the Expiration Date, we will publicly disclose the approximate aggregate number of options accepted and canceled in the Offer, the date of acceptance (which will also be the Grant Date and which we expect will be on, and in any event will be promptly after, the Expiration Date), the exercise price per share of the replacement options and the approximate aggregate number of shares of Common Stock underlying such replacement options.

          If you participated in the Option Exchange Program, you will receive a notice from us as soon as practicable after the Grant Date indicating the number of shares of Common Stock subject to the options you tendered and we accepted for exchange, the number of shares subject to the replacement option grant(s) and the exercise price per share of your replacement options. See Section 5 – “Acceptance of Options for Exchange and Grant of Replacement Options.”

After I am granted a replacement option, what happens if that replacement option ends up “out of the money”?

          The Offer is a one-time offer. We do not expect to make the same or a similar offer in the future. If a replacement option remains “out of the money” after it vests, and until its expiration, it will then be worthless. Please note that unlike prior stock options granted under the Stock Incentive Plans, which generally are valid for up to ten years from the date of grant (subject to continued employment and the other terms of the plans), your replacement option will expire on the later of (1) the remaining term of the tendered option it replaces and (2) six years from the Grant Date. We can provide no assurance as to the price of our Common Stock in the future and nothing contained herein or in the documents you receive is a claim as to our future prospects.

What does Regeneron and its board of directors think of the Offer?

          Although our board of directors has approved the Offer, subject to shareholder approval of an amendment to the 2000 Plan expressly authorizing the Option Exchange Program, in light of the unique circumstances of individual optionholders, as well as the risks associated with the Offer described in this Offer to Exchange under “Risk Factors” neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender options. For questions regarding tax implications or other investment-related questions, you should consult with your own legal counsel, accountant, financial and tax advisors. See Section 2 – “Purpose and Background of the Offer.”

Whom can I talk to if I have questions about my existing options or about the Offer?

          For additional information or assistance concerning the Offer, you should contact us at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Option Exchange, by phone at (914) 345-STOK or at our internal e-mail address: OptionsExchange@regeneron.com.

How should I decide whether or not to exchange my eligible options for replacement options?

          We understand that this may be a difficult decision. There are no guarantees of our future performance, the future prices of our Common Stock, or the price of our Common Stock on the Grant Date or thereafter. We advise you to consult with your financial advisor regarding the relative benefits of tendering your eligible options for exchange and cancellation pursuant to the Offer or holding your eligible options at different future market prices for our Common Stock.

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RISK FACTORS

Tendering options for exchange in the Offer involves a number of potential risks, including those described below. You should carefully consider the risks described below and the risk factors under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the SEC on November 8, 2004. You should consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether or not to tender your options for exchange in the Offer. In addition, we strongly urge you to read carefully the rest of this Offer to Exchange, the accompanying Election Form and other documents to which we have referred you before deciding whether or not to tender options for exchange in the Offer.

Your replacement options will have fewer underlying shares of Common Stock than the eligible options you tender for exchange.

          Your replacement options will be exercisable for only a portion of the total number of shares of Common Stock underlying your existing eligible options. As a result, depending on the market price of our Common Stock, you may benefit more from holding your existing eligible options than by exchanging them for replacement options. We advise you to consult with your financial advisor regarding the potential benefits of holding your existing eligible options at different market prices for our Common Stock.

Your replacement options will have a new vesting schedule.

          Regardless of the vested status of the eligible options that you tender for exchange in the Offer, your replacement options will be subject to a new vesting schedule as described in this Offer to Exchange and the applicable option agreement. All replacement options will be completely unvested upon grant. Therefore, subject to the conditions of the applicable option agreement and the terms of the 2000 Plan, if your employment with us terminates following the Grant Date, either voluntarily or involuntarily, your replacement options may be forfeited unvested or you may have a lesser percentage vested interest in them at the time your employment with us is terminated as compared to your vested interest in the eligible options you tendered for exchange and which were cancelled pursuant to the Offer.

Tax Related Risks

Some or all of your replacement options may not qualify as incentive stock options.

          Replacement options granted to our executive vice president and senior vice presidents will not be incentive stock options. In addition, replacement options granted to other employees in exchange for incentive stock options tendered for exchange and accepted pursuant to the Offer may not qualify as incentive stock options due to certain limitations on the extent to which options which become exercisable in a given calendar year may be treated as incentive stock options. To the extent that this occurs, you will not be eligible for the favorable tax treatment that may be available for incentive stock options, which generally may be exercised without an immediate tax liability for the optionee and which allow the optionee under certain circumstances to receive capital gains tax treatment upon disposition of the underlying shares.

          If you are a resident of the U.S. but subject to foreign tax laws, there may be tax and social insurance consequences that may apply to you for tendering eligible options in exchange for replacement options pursuant to the Offer. You should be certain to consult your own tax advisors to discuss these consequences.

THE OFFER

Section 1. ELIGIBLE OPTIONS AND OPTIONHOLDERS; NUMBER OF REPLACEMENT OPTIONS; EXPIRATION DATE.

Eligible Options and Optionholders.

          Upon the terms and subject to the conditions of the Offer, we are offering to grant options under the 2000 Plan in exchange (at the exchange ratios described herein) for eligible outstanding options under the Stock Incentive Plans that are properly tendered by eligible optionholders in accordance with Section 3 (and not validly withdrawn in accordance with Section 4) before the Expiration Date and accepted for exchange by the Company. All outstanding options owned by eligible optionholders that have an exercise price per share of $18.00 or more issued under the 2000 Plan or the 1990 Plan are eligible to be tendered for exchange in the Offer.

          You will be an “eligible optionholder” and thus be eligible to tender your eligible options for exchange and cancellation, and to receive replacement options, pursuant to the Offer if, on December 3, 2004, the date the Offer commenced, you were a Company regular employee who was actively employed by us and working an average of at least 20 hours per week, excluding our non-executive employee director and our president and chief executive officer. Non-employee directors, consultants, former employees and retirees are also not eligible optionholders. There are currently approximately 509 eligible optionholders.

          If on the Grant Date a Company regular employee who was an eligible optionholder on December 3, 2004, the date the Offer to Exchange commenced, is no longer a Company regular employee for any reason, including retirement, termination, voluntary resignation, layoff, death or disability, that optionholder will not be an eligible optionholder and will not be eligible to tender options for exchange and cancellation, or to receive replacement options, pursuant to the Offer. A Company regular employee who is on an authorized leave of absence and is otherwise on December 3, 2004 and through the Grant Date, an eligible optionholder, will be an eligible optionholder for purposes of the Offer. Leave is considered “authorized” if it was approved in accordance with policies or practices of the Company, as determined by the Company in its sole discretion (including vacation and short-term leave).

          Tendering eligible options and receiving replacement options in exchange, pursuant to the Offer does not confer upon you the right to remain an employee of the Company. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of the Company until the Grant Date or thereafter. If you voluntarily terminate your employment with us, or if we terminate your employment for any reason, before the Grant Date, even if you tendered eligible options for exchange in the Offer prior to such termination, such tender will not be accepted and such eligible options will not be exchanged for replacement options.

          In order to tender an eligible option from a particular option grant, you must tender all outstanding eligible options under that grant. We are not accepting partial tenders of particular option grants. For example, if you hold an option to purchase 1,000 shares of Common Stock at an exercise price of $19.43 per share, you must tender such option in its entirety; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have an option to purchase 1,000 shares of Common Stock at an exercise price of $19.43 per share and an option to purchase 2,000 shares of Common Stock at an exercise price of $28.01 per share, you may choose to tender for exchange all (but not less than all) of the outstanding options under either of the option grants, both of the option grants or neither of the option grants, provided such options are eligible to be tendered in the Offer. Similarly, if you have an incentive stock option to purchase 700 shares of Common Stock at an exercise price of $19.43 and a nonqualified stock option to purchase 300 shares of Common Stock at $19.43, you may choose to tender for exchange all (but not less than all) of the outstanding options under either of the option grants, both of the option grants, or neither of the option grants, provided such options are eligible to be tendered in the Offer. If you have previously partially exercised an eligible option grant, you can still tender for exchange in the Offer the remaining unexercised portion of such eligible option grant.

          The following table summarizes information related to the options eligible to be tendered for exchange in the Offer:

			Remaining
	Number of Shares		Weighted
	Underlying Eligible	Weighted Average	Average Life of
Exercise Price Range	Options as	Exercise Price of	Eligible Options
of Eligible Options	of November 3, 2004	Eligible Options	(Years)
$18.00 - $28.00	2,188,294	$21.28	7.46
$28.01 - $37.00	1,386,437	$28.78	6.97
$37.01 and up	1,272,850	$40.43	5.96

Total Number of Shares Underlying Eligible Options	4,847,581	$28.46	6.93

Number of Replacement Options.

          If your options are validly tendered for exchange and accepted pursuant to the Offer, they will be cancelled and you will be entitled to receive replacement options exercisable for a number of shares of our Common Stock based on the following exchange ratios:

Exchange Ratio
Exercise Price Range	(number of eligible options to be tendered and
of Eligible Options	canceled for each replacement option)
$18.00 - $28.00	1.50
$28.01 - $37.00	2.00
$37.01 and up	3.00

          Replacement option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Accordingly, options will not be granted for fractional shares. All replacement options will be granted under the 2000 Plan and will be subject to the terms of an applicable replacement option agreement substantially in the form of exhibit (d)(7), (d)(8) or (d)(9), as applicable, to the Schedule TO.

          Of the outstanding options held by eligible employees as of November 3, 2004, the maximum number of shares of Common Stock underlying options which could be tendered for exchange pursuant to the Offer is 4,847,581, and the maximum number of shares of Common Stock underlying the replacement options which could be granted in accordance with the exchange ratios set forth in the table above is approximately 2,576,365. Executive officers who are eligible to tender eligible options and receive replacement options pursuant to the Offer, namely all our executive officers other than our president and chief executive officer (such executive officers collectively referred to as the “Eligible Officers”), hold collectively as a group 2,085,000 eligible options which, if validly tendered for exchange in the Offer, would entitle them to 1,063,500 replacement options.

Expiration Date.

          The Offer is scheduled to expire at 6:00 p.m., Eastern Time, on January 5, 2005, unless we, in our discretion, extend the period of time during which the Offer will remain open. See Section 14 – “Extension of Offer; Termination; Amendment,” for a description of our rights to extend, delay, terminate or amend the Offer.

Section 2. PURPOSE AND BACKGROUND OF THE OFFER.

          We are making the Offer to eligible optionholders for compensatory purposes. Stock options are generally intended to help align the interests of a company’s employees with the interests of the company’s shareholders. Accordingly, a key objective of our Stock Incentive Plans is to encourage ownership of the Company by personnel whose long-term employment and efforts are considered important to the Company’s continued progress. The Compensation Committee of the board of directors, and the board, believe that the Stock Incentive Plans have proven to be effective tools that encourage stock option recipients to act in the shareholders’ interest by enabling the option recipients to have an economic stake in the Company’s success.

          The price of our Common Stock has declined sharply since 2000. As of November 3, 2004, approximately 54% of the outstanding options granted under the Stock Incentive Plans had an exercise price above $18 per share. The per share exercise prices for the annual stock option grants for employees in the past four years have been $37.78 (in December 2000), $28.01 (in December 2001), $19.43 (in December 2002), and $13.00 (in December 2003). On November 3, 2004, the date as of which option values and exchange ratios were determined for purposes of the Option Exchange Program, the closing price per share of Common Stock on The Nasdaq National Market was $7.88. On December 1, 2004, the closing price per share of Common Stock on The Nasdaq National Market was $9.03. The exercise prices noted above, as compared to current per share market prices for the Common Stock, illustrate that a substantial number of the outstanding options granted pursuant to the Stock Incentive Plans are “out of the money” and no longer serve as effective incentives to retain and motivate employees. In today’s competitive market for top talent in the pharmaceutical and biotechnology industries, the Compensation Committee of the board of directors and the board believe that it is important for the future success of the Company, and thus for the enhancement of long-term shareholder value, to revitalize the incentive value of our stock option program as part of our overall compensation program to retain, motivate and reward employees.

          The Compensation Committee of the board of directors and the board believe that, by realigning the exercise prices of employee stock options with current per share market prices for the Common Stock, the Option Exchange Program, as implemented through the Offer, will enable the 2000 Plan to again become an important tool to help motivate the Company’s employees to create shareholder value. Furthermore, we believe that renewing vesting requirements on the replacement options should result in increased incentives for employees to remain with the Company and also reward employees for their continued dedication and loyalty in the future. In addition, we believe that establishing the performance vesting criterion for replacement options granted to our executive vice president and senior vice presidents under the Option Exchange Program will serve as an important additional incentive for those individuals to create shareholder value.

          The exchange ratios under the Option Exchange Program and the Offer (that is, how many eligible options an employee must tender for exchange in the Offer in order to receive one replacement option) were determined in a manner intended to provide for an exchange based approximately on fair values of options tendered and replacement options granted, using Black-Scholes models, with aggregate values favorable to shareholders. The Black-Scholes valuation methodology, a widely recognized and accepted valuation model to determine the value of stock options, takes into account a number of variables, including exercise price, current stock price, stock price volatility, risk-free rate of return, and the remaining term of the options being valued. In determining the exchange ratios, the Compensation Committee of the board of directors and the board considered the advice of Pearl Meyer & Partners, a nationally recognized compensation consulting firm, including advice with respect to option values and exchange ratios, and used information available as of the close of business on November 3, 2004 in determining the respective values and amounts of the variables utilized in the Black-Scholes model.

          Except as otherwise disclosed in the Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(1)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

(2)	any purchase, sale or transfer of a material amount of our assets;

(3)	any material change in our present dividend policy, or our indebtedness or capitalization;

(4)	any change in our present board of directors or senior management, including a change in the number or term of directors to fill any existing vacancies on the board of directors, or any change in an executive officer’s material terms of employment;

(5)	any other material change in our corporate structure or business;

(6)	our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(7)	our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”);

(8)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(9)	the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

(10)	any change in our Certificate of Incorporation or By-laws, or any actions which may impede the acquisition of control of us by any person.

          The Company has in the past, and may in the future, seek to raise additional capital by issuing debt securities, shares of common stock or shares of preferred stock through public offerings or private placements.

          Neither we nor our board of directors makes any recommendation as to whether you should tender some or all of your eligible options for exchange in the Offer, nor have we authorized any person to make any such recommendation. Depending on the market price per share of our Common Stock on the Grant Date, it is possible that the replacement options could have a higher exercise price than some or all of your current eligible options. In addition, such replacement options will be completely unvested. Your decision as to whether or not to tender your options for exchange may be affected by the particular eligible options (and option agreements) which you hold. You are urged to evaluate carefully all of the information in the Offer to Exchange and the documents to which we refer you and to consult your own legal counsel, accountant, financial and tax advisors.

          You must make your own decision whether to tender your options for exchange in the Offer.

Section 3. PROCEDURES FOR TENDERING OPTIONS FOR EXCHANGE.

Proper Tender of Eligible Options.

          To validly tender your options for exchange in the Offer, you must, in accordance with the instructions set forth in the Election Form, properly complete, duly execute and deliver to us the Election Form, which must be received by us as specified below prior to 6:00 p.m., Eastern Time, on the Expiration Date. Delivery of the Election Form must either be by regular or overnight mail to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Options Exchange, or by hand to either Pam Curtis in our Tarrytown, New York location or Lynne Fuierer in our Rensselaer, New York location. Delivery by e-mail or other electronic means will not be accepted. We will only accept a properly completed and executed paper copy of the Election Form. We will notify you by e-mail (or interoffice mail) of our receipt of your Election Form.

          If you submitted an Election Form and you want to tender for exchange options under additional option grants that you had not marked for tender on that form, you may elect to tender for exchange those additional options by properly delivering to us prior to 6:00 p.m., Eastern Time, on the Expiration Date an additional properly completed and signed Election Form selecting for tender for exchange such additional options. You may only tender for exchange all options subject to a particular grant.

          If you deliver an Election Form with respect to some but not all options subject to a particular grant, we may, in our sole discretion, determine that you have elected to tender for exchange all or none of the options underlying such grant. You may request additional copies of the Election Form by contacting us by phone at (914) 345-STOK or by e-mail at: OptionsExchange@regeneron.com.

          The method of delivery of all documents, including the Election Form, is at the election and risk of the tendering optionholder. If delivery is by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your options will not be considered tendered until we receive the necessary documentation. We will not accept delivery by e-mail or other electronic means.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

          We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options for exchange in the Offer. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept for exchange and cancellation all properly and timely tendered options which are not validly withdrawn. Subject to applicable law, including Rule 13e-4 of the Exchange Act, we may also waive any of the conditions of the Offer (other than the shareholder approval condition set forth in clause (1) of Section

6 - “Conditions of the Offer,” which we will not waive) or any defect or irregularity in any tender with respect to any particular eligible option or any particular eligible optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we, nor any other person, is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

          This is a one-time offer to exchange your eligible options. The Offer will expire at 6:00 p.m., Eastern Time, on January 5, 2005, unless we extend the Offer. We currently have no plans to repeat the same or a similar offer in the future.

Our Acceptance Constitutes an Agreement.

          Your tender of options for exchange pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you pursuant to the Offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

          Subject to our rights to extend, terminate and amend the Offer, we expect that we will accept for exchange on, and in any event will be promptly after, the Expiration Date, all eligible options validly tendered and not validly withdrawn by eligible optionholders.

Section 4. WITHDRAWAL RIGHTS.

          You may only withdraw your options tendered for exchange in accordance with the provisions of this Section 4.

          You may withdraw some or all of the eligible options you tendered for exchange in the Offer. If you want to withdraw any of the options you tendered for exchange, you must withdraw all tendered options for shares of Common Stock subject to a particular grant. If you deliver a Notice of Withdrawal with respect to only some but not all of the options subject to a particular grant, we may, in our sole discretion, determine that you have elected to withdraw all or none of the options underlying such grant. You may request additional copies of the Notice of Withdrawal by contacting us by phone at (914) 345-STOK or by e-mail at: OptionsExchange@regeneron.com.

          You may withdraw your tendered options at any time before 6:00 p.m., Eastern Time, on January 5, 2005, the currently scheduled Expiration Date of the Offer. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date of the Offer. In addition, if we have not accepted your options tendered for exchange before 12:00 midnight, Eastern Time, on February 1, 2005, the 40th business day following the commencement of the Offer, you may withdraw your options at any time thereafter. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

          To validly withdraw options tendered for exchange in the Offer, you must, in accordance with the instructions set forth in the Notice of Withdrawal, properly complete, duly execute and deliver to us the Notice of Withdrawal, which must be received by us as specified below prior to 6:00 p.m., Eastern Time, on the Expiration Date. Delivery of the Notice of Withdrawal must either be by regular or overnight mail to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Human Resources Department, Options Exchange, or by hand to either Pam Curtis in our Tarrytown, New York location or Lynne Fuierer in our Rensselaer, New York location. Delivery by e-mail or other electronic means will not be accepted. We will only accept a properly completed and executed paper copy of the Notice of Withdrawal. We will notify you by e-mail (or interoffice mail) of our receipt of your Notice of Withdrawal.

          You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described above in Section 3 – “Procedures for Tendering Options for Exchange – Proper Tender of Eligible Options.”

          Neither we nor any other person is obligated to give you notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give you any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of Notices of Withdrawal. Our determination of these matters will be final and binding.

Section 5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF REPLACEMENT OPTIONS.

          We reserve the right to extend, postpone, amend or terminate the Offer. However, we expect that, upon the terms and subject to the conditions of the Offer, on, and in any event promptly after, the Expiration Date, we will accept for exchange and cancel all validly tendered eligible options that have not been validly withdrawn. Once we have accepted options validly tendered by you for exchange, such options will be canceled and you will no longer have any rights under those options.

          For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered for exchange and not properly withdrawn if and when we give written notice to the optionholders of our acceptance for exchange of such options, which may be by e-mail, press release or other permitted means. The replacement options will be granted on or as of the date of such acceptance, which we expect will be on, and in any event will be promptly after, the Expiration Date. Promptly following the Expiration Date, we will publicly disclose the approximate aggregate number of shares accepted and canceled in the Offer, the Grant Date, the exercise price per share of the replacement options and the approximate aggregate number of shares of Common Stock subject to replacement options. If and when we accept for exchange and cancellation your properly tendered options, you will have no further rights with respect to those cancelled options, and the stock option agreement(s) and other documentation with respect to such cancelled options will be deemed null and void. As promptly as practicable after we accept tendered options for exchange and cancellation, we will send each tendering optionholder a notice indicating the number of shares of Common Stock subject to the options tendered for exchange that we have accepted and cancelled and the number of shares of Common Stock underlying the replacement options granted in exchange for such options, as well as a copy of the replacement option agreement (in the applicable form filed by us as exhibit (d)(7), (d)(8) or (d)(9), as applicable, to the Schedule TO but with the appropriate blanks filled in and the appropriate bracketed language deleted) which will be effective from and as of the Grant Date. You will only receive replacement options for eligible options properly tendered and not withdrawn which have been accepted for exchange and cancellation pursuant to the Offer, and which are outstanding as of the Grant Date.

          To receive replacement options in exchange for tendered options, you must remain an eligible employee of the Company through the Grant Date. If your employment with the Company ceases for any reason, or you otherwise cease to be an eligible optionholder, after you tender eligible options but before the Expiration Date, your tendered options will automatically be withdrawn from the Offer. If your employment with the Company ceases for any reason, or you otherwise cease to be an eligible optionholder, after you tender eligible options and after the Expiration Date but before we accept your tendered options for exchange and cancellation, your options will not be exchanged. In both cases, your tendered options will be treated as if they had not been tendered and you will not receive any replacement options in exchange for such tendered options. Such options will remain outstanding in accordance with their terms, subject to the termination provisions contained in your applicable stock option agreement(s) and the applicable Stock Incentive Plan.

          The foregoing requirements apply regardless of the reason your employment terminates, or you otherwise cease to be an eligible optionholder, including voluntary resignation, involuntary termination, death or disability.

          Eligible options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they are exercised or expire by their terms and will retain their current exercise price, term, vesting schedule and other rights and benefits.

Section 6. CONDITIONS OF THE OFFER.

          We will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if, at any time before our acceptance of options tendered for exchange pursuant to the Offer, we determine that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the Offer or to accept for exchange options tendered for exchange pursuant to the Offer:

(1)	the proposal to amend the 2000 Plan to expressly authorize the Option Exchange Program is not approved by the requisite vote of shareholders at the Special Meeting of Shareholders to be held on December 17, 2004 or any adjournment or postponement thereof;

(2)	any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the cancellation of some or all of the options tendered for exchange, the issuance of replacement options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of our business;

(3)	any action is threatened, pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(a)	make the acceptance for exchange of, or grant of replacement options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

(b)	require that we obtain shareholder approval in addition to the approval sought at the Special Meeting of Shareholders;

(c)	delay or restrict our ability, or render us unable, to accept for exchange, or grant replacement options for, some or all of the tendered options; or

(d)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of our business;

(4)	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or share ownership, including as a result of any changes in law or accounting principles, or there is any governmental or legal action or proceeding, law or regulation that, in our reasonable judgment, is or may be material to us or materially impairs or may materially impair the benefits, or materially increase the burden, of the Offer to us;

(5)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(6)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

(7)	a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed.

          These conditions are for our benefit. We may assert any of these conditions in our sole discretion regardless of the circumstances giving rise to them prior to our acceptance for exchange and cancellation of eligible options tendered pursuant to the Offer. Except for the shareholder approval condition set forth in clause (1) above, which we will not waive, we may in our discretion waive any of the above conditions, in whole or in part, at any time and from time to time, prior to our acceptance for exchange and cancellation of eligible options tendered pursuant to the Offer, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 – “Conditions of the Offer,” will be final and binding upon everyone.

Section 7. PRICE RANGE OF COMMON STOCK UNDERLYING OPTIONS.

     Our Common Stock is quoted on The Nasdaq National Market under the symbol “REGN.” The following table shows, for the periods indicated, the range of high and low sales prices per share of our Common Stock as reported by The Nasdaq National Market.

	High	Low
Fiscal Year ended December 31, 2002
First Quarter	$30.20	$19.74
Second Quarter	25.40	12.21
Third Quarter	18.34	11.25
Fourth Quarter	22.85	12.25
Fiscal Year ended December 31, 2003
First Quarter	$21.49	$7.40
Second Quarter	18.78	5.77
Third Quarter	22.35	12.22
Fourth Quarter	18.72	11.80
Fiscal Year ending December 31, 2004
First Quarter	$17.00	$12.80
Second Quarter	15.85	8.53
Third Quarter	10.80	6.76
Fourth Quarter (through December 1, 2004)	9.35	6.54

On December 1, 2004, the last reported sale price of our Common Stock on The Nasdaq National Market was $9.03 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to tender your options.

Section 8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Consideration.

          We will grant replacement options exercisable for Common Stock under the 2000 Plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us pursuant to the Offer. The number of shares of Common Stock underlying the replacement options granted to you will be calculated based on the exchange ratios described below and arrived at as described in Section 2 – “Purpose and Background of the Offer.” Replacement option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Accordingly, replacement options will not be issued for fractional shares. The exchange ratios are set forth below:

Exchange Ratio
Exercise Price Range	(number of eligible options to be tendered
of Eligible Options	and canceled for each replacement option)
$18.00 - $28.00	1.50
$28.01 - $37.00	2.00
$37.01 and up	3.00

          Of the outstanding options held by eligible employees as of November 3, 2004, the maximum number of shares of Common Stock underlying options which could be exchanged in the Offer is 4,847,581, and the maximum number of shares of Common Stock underlying the replacement options which could be issued in accordance with the exchange ratios set forth in the table above is approximately 2,576,365. Eligible Officers hold collectively as a group 2,085,000 options which, if exchanged in full, would entitle them to 1,063,500 replacement options.

          The grant of replacement options pursuant to the Offer will not create any contractual or other right of the recipients to receive any future grants of stock options, restricted stock, other stock rights or any right of continued employment. However, replacement options granted in exchange for eligible options tendered for exchange with reload rights will also have reload rights. See “Description of the Material Terms of the 2000 Plan,” for a description of reload rights.

Terms of Replacement Options.

          All replacement options will be granted under the 2000 Plan and will be subject to the terms of a replacement option agreement substantially in the form of exhibit (d)(7), (d)(8) or (d)(9), as applicable, to the Schedule TO.

          Each replacement option will be completely unvested upon grant and will have a term equal to the greater of (1) the remaining term of the tendered option it replaces and (2) six years from the Grant Date. The term of the option is the maximum length of time during which it may be exercised.

          Each replacement option granted to an employee other than our executive vice president and senior vice presidents will ordinarily become vested and exercisable in equal annual installments on each of the first, second, third and fourth anniversaries of the Grant Date. Each replacement option granted to our executive vice president and senior vice presidents will ordinarily vest with respect to all the shares underlying such option if both (1) the Company’s products have achieved gross sales of at least $100 million during any consecutive twelve month period (either directly by the Company or through its licensees) and (2) the specific senior or executive vice president has remained employed by the Company for at least three years from the Grant Date. For all replacement options, the recipient’s vesting and exercise rights will be contingent on the recipient’s continued employment through the applicable vesting dates and subject to the provisions of the 2000 Plan and the applicable option agreement. As is generally the case with respect to the option agreements for options eligible for exchange pursuant to the Option Exchange Program, the option agreements for replacement options will include provisions whereby the replacement options may become fully vested in connection with a “Change in Control” of the Company, as defined in the 2000 Plan. Set forth below is a description of the 2000 Plan and a summary of the certain differences between the 1990 Plan and the 2000 Plan.

Description of the Material Terms of the 2000 Plan.

          The following description summarizes the material terms of the 2000 Plan and options granted under that plan. This description is only a summary and is not complete. We recommend that you review each of the 2000 Plan, the 1990 Plan and the applicable replacement option agreements that have been filed with the SEC as exhibits to the Schedule TO. The terms and conditions of the Stock Incentive Plans are also summarized in the prospectus relating to each plan prepared by us and previously made available to you. You may also contact us at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591 Attention: Human Resources Department, by phone at (914) 345-STOK or by e-mail at: OptionsExchange@regeneron.com, to request copies of the Stock Incentive Plans, the form of the replacement option agreement, or the prospectus relating to each plan, each of which will be provided at our expense.

          General. The Company adopted the 2000 Plan effective June 9, 2000 and the 2000 Plan has been subsequently amended to increase the total number of shares of Common Stock available for issuance under the plan to an aggregate of (i) 18,500,000 plus (ii) shares previously reserved for issuance under the Company’s 1990 Long-Term Incentive Plan which remained unissued as of June 14, 2002 and any shares of Common Stock underlying awards granted under such plan which are forfeited, expire or cancelled without delivery of shares of Common Stock. In addition, the 2000 Plan was amended to adjust the date of award of the automatic grants of options made to non-employee directors.

          As of November 3, 2004, 9,253,339 shares remained available for issuance under the 2000 Plan and 9,390,229 shares were subject to outstanding awards (including options eligible to participate in the Option Exchange Program). The 2000 Plan is scheduled to remain in effect until the close of business on April 24, 2010, unless earlier terminated by the board of directors. Awards granted under the 2000 Plan (including awards that are issued under the Option Exchange Program) may remain in effect following the expiration of the term of the plan in accordance with the award terms. Currently, all regular employees and directors are eligible to receive grants under the 2000 Plan.

          Administration. The 2000 Plan is administered by the Compensation Committee of the board of directors. Each member of the Compensation Committee is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended). In general, awards granted under the 2000 Plan become exercisable or otherwise vest at the times and upon the conditions that the Compensation Committee may determine, as reflected in the applicable award agreement. The Compensation Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award at such times and under such circumstances as it, in its sole discretion, deems appropriate (for instance, upon a “Change in Control” of the Company, as defined in the 2000 Plan). Awards under the 2000 Plan (other than annual grants to non-employee directors described under “Non-employee Director Awards” below) are generally made in the discretion of the Compensation Committee.

          Types of Awards. There are generally four types of awards that may be granted under the 2000 Plan: Stock options (including both incentive stock options (referred to as ISOs) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and nonqualified stock options (referred to as NQSOs), which are options that do not qualify as ISOs), Restricted Stock, Phantom Stock, and Stock Bonus awards. In addition, the Compensation Committee in its discretion may make other awards valued in whole or in part by reference to, or otherwise based on, Common Stock.

          Adjustment of Shares; Certain Restrictions. All of the shares reserved for issuance under the 2000 Plan are generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, combination, repurchase or share exchange, or other similar corporate transaction or event. The maximum number of shares of Common Stock that may be the subject of awards to a participant in any year is 1,000,000, except that such number is 1,500,000 with respect to an employee’s initial year of employment with the Company.

          Stock Options. Options entitle the holder to purchase shares of Common Stock during a specified period at a purchase price specified by the Compensation Committee (but in the case of an ISO, at a price not less than 100% of the fair market value of the Common Stock on the day the ISO is granted). Each option granted under the 2000 Plan may be exercisable for a maximum period of 10 years from the date of grant. Options may be exercised, in whole or in part, by the payment of cash of the full option price of the shares purchased, by tendering shares of Common Stock with a fair market value equal to the option price of the shares purchased, or by other methods in the discretion of the Compensation Committee. The 2000 Plan provides that, unless otherwise determined by the Compensation Committee, an option shall vest with respect to 20% of the option on the first anniversary of the date of grant and with respect to an additional 20% on each of the next four anniversaries thereof. In 2001, the Compensation Committee determined that, beginning in 2001, options granted under the 2000 Plan would vest ratably over four years, with 25% of the option vesting on each of the first four anniversaries of the date of grant. Options which are granted pursuant to the Option Exchange Program, other than options granted to our executive vice president and senior vice presidents, shall also vest ratably over a four year period, with 25% of the option vesting on each of the first four anniversaries of the date of grant. Each replacement option granted to our executive vice president and senior vice presidents will ordinarily vest with respect to all the shares underlying such option if both (1) the Company’s products have achieved gross sales of at least $100 million during any consecutive twelve-month period (either directly by the Company or through its licensees) and (2) the specific senior or executive vice president has remained employed by the Company for at least three years from the date of grant. Options that are exercisable as of the date of a participant’s termination of service with the Company may be exercised after such date for the period set forth in the applicable option agreement or as otherwise determined by the Compensation Committee. In the event of the death of a participant, any unexercised options held by such participant are exercisable in accordance with their terms by the participant’s heirs or personal representatives. Options held by a participant upon termination from the Company’s service for cause immediately expire (whether or not then exercisable). The Compensation Committee may provide that a participant who delivers shares of Common Stock to exercise an option will automatically be granted new options for the number of shares delivered to exercise the option (referred to as Reload Options). Reload Options will be subject to the same terms and conditions as the related option (except that the exercise price generally will be the fair market value of the Common Stock on the date the Reload Option is granted). Options with reload rights that are tendered in the Option Exchange Program will be replaced with options which also have such reload rights.

          Restricted Stock. Restricted Stock awards under the 2000 Plan consist of a grant of shares of restricted Common Stock. The Compensation Committee may determine the price, if any, to be paid by a participant for each share of Restricted Stock subject to an award. A holder of Restricted Stock may vote and, if the participant remains in the service of the Company throughout the “Restricted Period” as defined in the 2000 Plan, he or she may generally receive all dividends on all such shares. However, such holder may not transfer such shares during the Restricted Period. If for any reason during the Restricted Period a holder of Restricted Stock ceases to be in the service of the Company, the holder may (and if the termination is on account of cause, shall) be required to transfer to the Company such Restricted Stock together with any dividends paid thereon. Consistent with Section 162(m) of the Internal Revenue Code, the 2000 Plan provides that (i) restrictions on Restricted Stock may, in the sole discretion of the Compensation Committee, lapse upon the achievement of certain pre-established performance goals and (ii) the maximum number of such performance-based Restricted Stock awards that may be granted to an employee in any year is 200,000.

          Performance Criteria. The 2000 Plan provides that performance goals will be based on one or more of the following criteria: (1) return on total shareholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) revenues; (6) return on assets; (7) market share; (8) cost reduction goals; (9) any combination of, or a specified increase in, any of the foregoing; (10) the achievement of certain target levels of discovery and/or development of products, including without limitation, the regulatory approval of new products; (11) the achievement of certain target levels of sales of new products or licensing in or out of new drugs; (12) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; and (13) such other criteria as the shareholders of the Company may approve. In addition, such performance goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (including, without limitation, compliance with any requirements for shareholder approval), the Compensation Committee may designate additional business criteria on which the performance goals may be based or may adjust, modify, or amend the aforementioned business criteria.

          Phantom Stock. A Phantom Stock award is an award of the right to receive cash or Common Stock at a future date, subject to such restrictions, if any, as the Compensation Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the satisfaction of the performance goals described above), in such installments, or otherwise, as the Compensation Committee may determine. The grant of a Phantom Stock award payable solely in cash shall not reduce the number of shares of Common Stock with respect to which awards may be granted under the 2000 Plan.

          Stock Bonus. If the Compensation Committee grants a Stock Bonus award, a certificate for the shares of Common Stock constituting such Stock Bonus is issued in the name of the participant to whom such grant was made.

          Non-employee Director Awards. On the first business day after January 1 of each calendar year, each then serving non-employee director of the Company is granted a NQSO to purchase 15,000 shares of Common Stock at the fair market value of such shares at the time of grant; such NQSOs become exercisable as to 33-1/3% of the shares covered thereby on each of the first, second, and third anniversaries of the date of grant, and expire (if not earlier terminated) on the tenth anniversary of the date of grant. In addition, a non-employee director may receive such other awards as are approved by a majority of the Board.

          Other Information. The 2000 Plan may be amended by the board of directors, subject to shareholder approval where necessary to satisfy certain legal and regulatory requirements. On December 1, 2004, the closing price of the Common Stock on the Nasdaq National Market was $9.03.

Certain Differences between the 1990 Plan and the 2000 Plan.

          Replacement options granted in exchange for options granted under the 1990 Plan will be granted under the 2000 Plan and will have terms and conditions as set forth in the 2000 Plan and a replacement option agreement substantially in the form attached as exhibit (d)(7), (d)(8) or (d)(9), as applicable, to the Schedule TO. While the 1990 Plan permits the Company’s board of directors, or the committee thereof administering the 1990 Plan, to include provisions in option agreements that would accelerate the vesting of options granted thereunder in connection with a “Change in Control” of the Company, as defined in the 1990 Plan, the option agreements with respect to options granted under the 1990 Plan did not include such provisions, in contrast to many of the option agreements with respect to options granted under the 2000 Plan. The applicable option agreement with respect to replacement options granted under the 2000 Plan will include such contractual provisions whereby the replacement options may, without any action by the board of directors or a committee thereof, become fully vested in connection with a “Change in Control” of the Company, as defined in the 2000 Plan and the additional terms of such option agreement. Accordingly, and because this definition differs from that contained in the 1990 Plan, it is possible that a “Change in Control” of the Company would result in an acceleration of vesting of replacement options that would not have occurred with respect to options granted under the 1990 Plan.

Certain Federal Income Tax Consequences.

          Set forth below is a discussion of certain federal income tax consequences with respect to options that may be granted pursuant to the 2000 Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code of 1986, as amended, and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences of participation in the 2000 Plan or in the Option Exchange Program.

          Incentive Stock Options. In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of Common Stock are issued to a participant (“Option Shares”) pursuant to the exercise of an ISO granted under the 2000 Plan and the participant does not dispose of the Option Shares within the two-year period after the date of grant or within one year after the receipt of such Option Shares by the participant (a “disqualifying disposition”), then, generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such Option Shares, any amount realized in excess of the exercise price paid for the Option Shares will be taxed to such participant as capital gain (or loss). With respect to the replacement options, this two year period will commence as of the Grant Date, regardless of the date of grant of the options tendered for exchange. The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If Option Shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the Option Shares at the time of exercise (or, if less, the amount realized on the disposition of the Option Shares), over the exercise price paid for the Option Shares. Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated for tax purposes as an NQSO as discussed below.

          Nonqualified Stock Options. In general, no taxable income is realized by a participant upon the grant of an NQSO. Upon exercise of an NQSO, the participant generally would include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Option Shares at the time of exercise over the exercise price paid for the Option Shares. In the event of a subsequent sale of Option Shares received upon the exercise of an NQSO, any appreciation or depreciation after the date on which taxable income is realized by the participant in respect of the option exercise will be taxed as capital gain in an amount equal to the excess of the sale proceeds for the Option Shares over the participant’s basis in such Option Shares. The participant’s basis in the Option Shares will generally equal the amount paid for the Option Shares plus the amount included in ordinary income by the participant upon exercise of the NQSO described in the immediately preceding paragraph.

Section 9. INFORMATION CONCERNING REGENERON PHARMACEUTICALS, INC.

          Regeneron Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops, and intends to commercialize pharmaceutical products for the treatment of serious medical conditions. Our clinical and preclinical pipeline includes product candidates for the treatment of cancer, diseases of the eye, rheumatoid arthritis and other inflammatory conditions, allergies, asthma, obesity and other diseases and disorders. Developing and commercializing new medicines entails significant risk and expense. Since inception we have not generated any sales or profits from the commercialization of any of our product candidates.

          Our clinical candidates, as of September 30, 2004, include VEGF Trap, Interleukin-1 Trap (IL-1 Trap), Interleukin-4/Interleukin-13 Trap (IL-4/13 Trap) and AXOKINE®. VEGF Trap is a protein-based product candidate designed to bind Vascular Endothelial Growth Factor (called VEGF, also known as Vascular Permeability Factor or VPF) and the related Placental Growth Factor (called PlGF), and prevent their interaction with cell surface receptors. VEGF (and to a less validated degree, PlGF) is required for the growth of new blood vessels that are needed for tumors to grow and is a potent regulator of vascular permeability and leakage. IL-1 Trap is a protein-based product candidate designed to bind the interleukin-1 (called IL-1) cytokine and prevent its interaction with cell surface receptors. IL-1 is thought to play an important role in rheumatoid arthritis and other inflammatory diseases. IL-4/13 Trap is a protein-based product candidate designed to bind both the interleukin-4 and interleukin-13 (called IL-4 and IL-13) cytokines and prevent their interaction with cell surface receptors. IL-4 and IL-13 are thought to play a major role in diseases such as asthma, allergic disorders, and other inflammatory diseases. AXOKINE® is a protein-based product candidate designed to act on the brain region regulating appetite and energy expenditure. AXOKINE® is being developed for the treatment of obesity.

          Our core business strategy is to combine our strong foundation in basic scientific research and discovery-enabling technology with our manufacturing and clinical development capabilities to build a successful, integrated biopharmaceutical company. Our efforts have yielded a diverse and growing pipeline of product candidates that have the potential to address a variety of serious medical conditions. We believe that our ability to develop product candidates is enhanced by the application of our technology platforms. These platforms are designed to discover specific genes of therapeutic interest for a particular disease or cell type and validate targets through high-throughput production of mammalian models. We continue to invest in the development of enabling technologies to assist in our efforts to identify, develop and commercialize new product candidates. Our web address is www.regeneron.com. You should not consider the information on our website to be a part of the Offer.

Stock Ownership of Certain Beneficial Owners.

          Set forth below is the name, address, and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock and Class A Stock as of November 3, 2004.

			Percentage of Common
	Number of Shares of	Number of Shares of	Stock and Class A
Name and Address	Class A Stock	Common Stock	Stock
of Beneficial Owner	Beneficially Owned[1]	Beneficially Owned[2]	Beneficially Owned[3]
Leonard S. Schleifer, M.D., Ph.D. c/o Regeneron, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591	1,769,340[4]	1,138,877[5]	5.1%
Novartis Pharma AG Lichstrasse 35 CH-4002 Basel, Switzerland	0	7,527,050[6]	13.5%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	0	6,381,228[7]	11.4%
Kedge Capital Funds Limited, Special Situations 1 Fund Lord Coutanche House 66-68 Esplanade St. Helier Jersey (Channel Islands) JE4 5YQ	0	4,000,000[8]	7.2%
Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320	0	3,181,309[9]	5.7%
Aventis Pharmaceuticals Inc. 300 Somerset Corporate Boulevard Bridgewater, New Jersey 08807	0	2,799,552[10]	5.0%

[1]	We calculated beneficial ownership in accordance with the rules of the SEC. The calculation includes shares subject to options held by the person or entity in question that are exercisable currently or with in sixty days of November 3, 2004.

[2]	We calculated beneficial ownership in accordance with the rules of the SEC. The calculation includes shares subject to options held by the person or entity in question that are exercisable currently or with in sixty days of November 3, 2004.

[3]	To calculate percentage, number of shares outstanding includes 55,741,696 shares of Common Stock outstanding as of November 3, 2004, plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within sixty days after November 3, 2004.

[4]	Includes 58,550 shares of Class A Stock held directly by, or in trust for the benefit of, Dr. Schleifer’s two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 6,500 shares of Class A Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

[5]	Includes 1,025,380 shares of Common Stock purchasable upon the exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,293 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan. Includes 1,800 shares of Common Stock held directly by, or in trust for the benefit of, Dr. Schleifer’s two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 10,000 shares of Common Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

[6]	Based on Schedule 13G filed by Novartis Pharma AG with the SEC on April 8, 2003.

[7]	Based on Schedule 13G/A filed by FMR Corp. with the Securities and Exchange.

[8]	Based on Schedule 13G/A filed by Kedge Capital Funds Limited Special Situations 1 Fund with the SEC on February 13, 2004.

[9]	Based on Schedule 13G/A filed by Amgen Inc. with the SEC on May 5, 2004.

[10]	Based on Schedule 13G filed by Aventis Pharmaceuticals Inc. with the SEC on September 12, 2003.

Security Ownership of Management.

          The following table sets forth, as of November 3, 2004, the number of shares of Common Stock and Class A Stock beneficially owned by each of our directors, each of our named executive officers, who include our Chief Executive Officer, Leonard S. Schleifer, and the four most highly compensated executive officers other than our Chief Executive Officer, and all directors and executive officers as a group, and the percentage that such shares represent of the total combined number of shares of outstanding Common Stock and Class A Stock, based upon information obtained from such persons.

	Number of Shares		Number of Shares		Percentage of Common
	of Class A Stock		of Common Stock		Stock and Class A Stock
Name and Address of Beneficial Owner (1)	Beneficially Owned (2, 3)		Beneficially Owned (2, 3)		Beneficially Owned (4)
Leonard S. Schleifer, M.D., Ph.D.	1,769,340	(5)	1,138,877	(10)	5.1%
P. Roy Vagelos, M.D.	0		2,499,509	(11)	4.4%
Charles A. Baker	62,384	(6)	110,590	(12)	*
Michael S. Brown, M.D.	58,049	(7)	148,258	(13)	*
Alfred G. Gilman, M.D., Ph.D.	76,237		168,975	(14)	*
Joseph L. Goldstein, M.D.	52,000		135,000	(15)	*
Arthur F. Ryan	0		13,334	(15)	*
Eric M. Shooter, Ph.D.	79,911	(8)	100,000	(15)	*
George L. Sing	0		172,772	(16)	*
George D. Yancopoulos, M.D., Ph.D.	42,750	(9)	1,319,084	(17)	2.4%
Murray A. Goldberg	0		276,108	(18)	*
Randall G. Rupp, Ph.D.	0		215,391	(19)	*
Neil Stahl, Ph.D.	0		355,482	(20)	*
All Directors and Executive Officers as a Group (15 persons)	2,140,671		6,900,692		14.7%

*	Represents less than 1%

[1]	Unless otherwise stated, the address for each beneficial owner is c/o Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591.

[2]	We calculated beneficial ownership in accordance with the rules of the Securities and Exchange Commission. The inclusion herein of any Class A Stock or Common Stock, as the case may be, deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed has sole voting and investment power with respect to the shares listed.

[3]	Number of shares includes number of options held by the person or entity in question that are currently exercisable or excisable within sixty days after November 3, 2004.

[4]	To calculate percentage, number of shares outstanding includes 55,741,696 shares outstanding as of November 3, 2004 plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within sixty days after November 3, 2004.

[5]	Includes 58,550 shares of Class A Stock held directly by, or in trust for the benefit of, Dr. Schleifer’s two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 6,500 shares of Class A Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

[6]	All shares of Class A Stock are held by a limited partnership.

[7]	Includes 2,700 shares of Class A stock held in trust for the benefit of Dr. Brown’s daughter.

[8]	All shares of Class A Stock are held in trust for the benefit of Dr. Shooter’s children (the Shooter Family Trust).

[9]	Includes 19,383 shares of Class A Stock held in trust for the benefit of Dr. Yancopoulos’s children and excludes 205 shares held by Dr. Yancopoulos’s wife. Dr. Yancopoulos disclaims beneficial ownership of all such shares.

[10]	Includes 1,025,320 shares of Common Stock purchasable upon the exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,293 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan. Includes 1,800 shares of Common Stock held directly by, or in trust for the benefit of, Dr. Schleifer’s two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 10,000 shares of Common Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

[11]	Includes 1,514,999 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 851 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan. Includes 527,322 shares of Common Stock held in a charitable trust and 456,337 shares of Common Stock held in three separate grantor trusts. Excludes 203,199 shares of Common Stock held by the Marianthi Foundation, and 161,443 shares of Common Stock held by the Pindaros Foundation, both charitable foundations, of which Dr. Vagelos disclaims beneficial ownership.

[12]	Includes 110,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004.

[13]	Includes 143,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004.

[14]	Includes 145,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004.

[15]	All shares of Common Stock beneficially owned represent shares of Common Stock purchasable upon the exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004.

[16]	Includes 100,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004.

[17]	Includes 1,255,200 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,266 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan.

[18]	Includes 246,781 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,293 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan.

[19]	Includes 204,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,248 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan.

[20]	Includes 340,000 shares of Common Stock purchasable upon exercise of options granted pursuant to the Stock Incentive Plans which are exercisable or become so within sixty days from November 3, 2004 and 2,211 shares of Common Stock held in an account under the Company’s 401(k) Savings Plan.

Summary Financial Information.

          Before deciding whether to tender your options for exchange in the Offer, we encourage you to review the financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on

Form 10-Q for the fiscal quarter ended September 30, 2004. See Section 17 – “Additional Information,” beginning on page 43, for instructions on how you can obtain copies of our filings with the SEC, including our filings that contain our financial statements.

          Summary Financial Data. The following table summarizes certain of our financial data and should be read in conjunction with our financial statements included in our SEC filings.

			For the Nine Months Ended
	For the Year Ended December 31,		September 30,
	2002	2003	2003	2004
	In thousands, except per share data
Statement of Operations Data
Revenues
Contract research and development	$10,924	$47,366	$28,245	$94,377
Research progress payments				17,770
Contract manufacturing	11,064	10,131	7,980	14,780

	21,988	57,497	36,225	126,927

Expenses
Research and development	124,953	136,024	102,757	101,306
Contract manufacturing	6,483	6,676	5,769	11,740
General and administrative	12,532	14,785	10,548	12,209

	143,968	157,485	119,074	125,255

Income (loss) from operations	(121,980)	(99,988)	(82,849)	1,672

Other income (expense)
Other contract income				42,750
Investment income	9,462	4,462	3,594	3,646
Interest expense	(11,859)	(11,932)	(8,826)	(9,161)

	(2,397)	(7,470)	(5,232)	37,235

Net income (loss)	(124,377)	(107,458)	(88,081)	38,907

Net income (loss) per share:
Basic	($2.83)	($2.13)	($1.80)	$0.70
Diluted	($2.83)	($2.13)	($1.80)	$0.69
Weighted average shares outstanding:
Basic	43,918	50,490	48,926	55,378
Diluted	43,918	50,490	48,926	56,295

	As of December 31,		As of September 30,
	2002	2003	2003	2004
	In thousands, except per share data
Balance Sheet Data
Cash, cash equivalents, marketable securities, and restricted marketable securities	$295,246	$366,566	$391,123	$361,184
Current assets	276,948	320,207	404,378	311,238
Noncurrent assets	114,626	159,348	96,123	161,447
Total assets	391,574	479,555	500,501	472,685
Current liabilities	40,118	72,923	54,736	35,900
Long term notes payable	200,000	200,000	200,000	200,000
Other noncurrent liabilities	5,475	68,989	89,563	57,912
Total stockholders’ equity	145,981	137,643	156,202	178,873
Book value per share (A)	3.30	2.48	2.83	3.22

(A)	Book value per share is computed by dividing stockholders’ equity by the number of shares of Common Stock outstanding at the end of period presented.

          Ratio of Earnings to Fixed Charges. The following table sets forth our ratio of earnings to fixed charges for our fiscal years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004. For our fiscal years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003, earnings were inadequate to cover the combined fixed charges, therefore we have provided the coverage deficiency amounts. For purposes of computing these ratios, earnings represents net income (loss) before income taxes plus fixed charges. Fixed charges represent interest expense, capitalized interest, amortization of deferred financing costs, and such portion of rental expense deemed representative of the interest factor. The denominator is increased for preferred stock dividend requirements, if any, which represent the amount of pre-tax earnings required to cover such dividend requirements. We had no preferred stock outstanding for any of the periods presented.

			For the Nine Months Ended
	For the Year Ended December 31,		September 30,
	2002	2003	2003	2004
	Dollars in thousands
Earnings to fixed charges ratio	(A)	(A)	(A)	4.43
Coverage deficiency	$124,572	$107,638	$88,305	N/A

(A)	Due to the Company’s losses for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2003, the coverage ratio was less than 1:1. The coverage deficiency for these periods represents the additional earnings necessary for the Company to achieve a coverage ratio of 1:1.

Section 10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS.

          A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Except for our president and chief executive officer, all of our executive officers are Eligible Officers and thus are eligible to tender eligible options in exchange for replacement options pursuant to the Offer. Our directors who are not executive officers (referred to as non-executive directors) are not eligible optionholders and thus are not eligible to tender options in the Offer. As of November 19, 2004, our executive officers and directors as a group beneficially owned options outstanding under the Stock Incentive Plans to purchase a total of 7,276,910 shares of our Common Stock, which represented approximately 57% of the shares of Common Stock subject to all options outstanding under the Stock Incentive Plans as of that date. As of November 19, 2004, our Eligible Officers, as a group, held outstanding options under the Stock Incentive Plans to purchase a total of 3,458,531 shares of our Common Stock, which represented approximately 27% of the shares of Common Stock subject to all options outstanding under the Stock Incentive Plans as of that date. Of these, options to purchase a total of 2,085,000 shares of our Common Stock are eligible to be tendered for exchange pursuant to the Offer.

          The following table shows the number of shares of our Common Stock subject to options beneficially owned by each of our Eligible Officers and the respective weighted average exercise prices of those options:

		Weighted Average	Number of Shares	Weighted Average
	Number of Shares	Exercise Price of	Subject to Eligible	Exercise Price of
Name of Eligible Officer	Subject to Options	all Options	Options	Eligible Options
Murray A. Goldberg (1)	353,531	$17.73	150,000	$27.18
Stuart Kolinski, Esq.	210,000	$21.12	110,000	$28.50
William Roberts, M.D.	160,000	$16.29	65,000	$27.72
Randall G. Rupp, Ph.D.(1)	280,000	$16.49	110,000	$26.78
Neil Stahl, Ph.D.(1)	500,000	$18.58	250,000	$26.53
George D. Yancopoulos, M.D., Ph.D.(1)	1,955,000	$26.33	1,400,000	$32.58

(1)	As noted below, replacement options granted to these individuals, if any, will be nonqualified stock options and will differ from replacement options granted to other employees with respect to their vesting terms.

          The terms of replacement options that will be granted to our executive vice president and our senior vice presidents in exchange for any eligible options tendered by them and accepted by us pursuant to the Offer will have identical terms as replacement options granted to other eligible optionholders in exchange for eligible options tendered by them and accepted by us pursuant to the Offer, except that replacement options to be granted to these members of senior management, if any, will not constitute incentive stock options and will contain a different vesting schedule as described in Section 8 – “Source and Amount of Consideration; Terms of Replacement Options – Terms of Replacement Options.” We believe that establishing the performance vesting criterion for replacement options granted to our executive vice president and senior vice presidents will serve as an important additional incentive to create shareholder value.

          In the 60 days prior to and including December 3, 2004, our directors and executive officers of Regeneron had no transactions related to the purchase and sale of our Common Stock other than the exercise and sale in October 2004 by Dr. Rupp, our Senior Vice President, Manufacturing and Process Sciences of 50,000 stock options previously granted to Dr. Rupp that were due to expire on October 17, 2004.

          Except as otherwise described above and grants of stock options to employees who are not directors or executive officers, there have been no transactions in our Common Stock or in options to purchase our Common Stock that were effected during the past 60 days by us or, to our knowledge, by any director, executive officer, or affiliate of Regeneron. In addition, except as otherwise described above and other than restricted stock awards and outstanding options to purchase Common Stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the Stock Incentive Plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). In addition, while our non-executive directors and our president and chief executive officer are not eligible to participate in the Option Exchange Program, we expect that these individuals and many employees eligible to participate in the Option Exchange Program will, consistent with the Company’s past practice, receive annual stock option grants in December 2004 or, in the case of our non-executive directors, in January 2005.

Section 11. STATUS OF OPTIONS TENDERED IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

          Options tendered for exchange and accepted by us pursuant to the Offer will be canceled and the shares of Common Stock subject to those options will be returned to the pool of shares available for grants under the 2000 Plan. Once your options have been canceled, you will no longer have any rights under those options. To the extent such shares are not fully reserved for issuance in connection with the replacement options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible participants under the 2000 Plan.

          In connection with the Offer, the Company intends to adopt, effective January 1, 2005, the fair value based method of accounting for stock-based employee compensation under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as modified by Statement of Financial Accounting Standards No. 148, Accounting for Stock Based Compensation — Transition and Disclosure (“SFAS No. 148”), using the modified prospective method. In accordance with SFAS Nos. 123/148, upon the grant of a replacement option pursuant to the Offer, the Company will incur compensation cost that will be recognized over the vesting period of the replacement option. The compensation cost will equal the sum of (i) the unamortized fair value of the tendered options on the date of the exchange and (ii) the incremental value of the replacement option measured as the difference between (a) the fair value of the replacement option on the date of the exchange and (b) the fair value of the tendered options immediately prior to the exchange. Due to a number of factors, including but not limited to our inability to predict how many optionholders will exchange their options, which options will be exchanged, the vesting date of any replacement option granted to our executive vice president and senior vice presidents, or what the future market price of our Common Stock will be on the date of the grant of the replacement option or thereafter, we cannot predict the precise compensation cost that will be recorded by the Company as a result of the Offer. Assuming, solely as an example, that all eligible options are exchanged and replacement options are granted at an exercise price equal to the fair market value (as calculated in accordance with the 2000 Plan) of the Company’s Common Stock as of November 3, 2004 and that replacement options granted to our executive vice president and senior vice presidents will ordinarily vest four years from the date of grant, under SFAS Nos. 123/148 the Company would incur compensation cost totaling approximately $13 million related to the Offer, which would be recognized as an expense over the vesting period of the replacement options. We would begin recognizing this compensation cost in the first quarter of 2005 in each of the categories of expense in the Company’s Statement of Operations.

          The adoption of SFAS Nos. 123/148 using the modified prospective method does not require restatement of prior period data. The financial statement impact of SFAS No. 123 has been presented by the Company in footnote disclosures in prior filings on Forms 10-K and 10-Q with the SEC. In addition, the Financial Accounting Standards Boards (“FASB”) has proposed to modify SFAS No. 123, and issuance of the final standard is expected by the end of 2004. Therefore, the Company may be required to adopt the FASB modification of SFAS No. 123 effective January 1, 2005 which could change the Company’s compensation cost related to the Offer calculated as described above.

Section 12. LEGAL MATTERS; REGULATORY APPROVALS.

          We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the cancellation of options and grant of replacement options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our replacement options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to grant replacement options for tendered options is subject to conditions, including the conditions described in Section 6 – “Conditions of the Offer.”

Section 13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

          The exchange of options pursuant to the Offer should be treated as a non-taxable exchange and the Company and the Company’s shareholders and employees should recognize no income for U.S. federal income tax purposes upon the tender of eligible options and the grant of replacement options. Due to certain limitations on the extent to which options which become exercisable in a given calendar year may be treated as incentive stock options, certain incentive stock options that are tendered in the Offer may be exchanged for nonqualified stock options. To the extent that this occurs, the Company may be entitled to a tax deduction upon the exercise of the nonqualified stock options issued as replacement options which would not have been available to it to the extent the replacement option was an incentive stock option. In addition, all replacement options granted to our executive vice president and senior vice presidents will be nonqualified stock options.

          An optionholder who, due to such limitations, receives nonqualified stock options in replacement of incentive stock options will, with respect to such nonqualified stock options, not be eligible for the favorable tax treatment that is available to incentive stock options. That favorable tax treatment consists generally of the ability to exercise the option without an immediate tax liability for the optionee and the ability to receive capital gains tax treatment upon disposition of the underlying shares under certain circumstances.

          Additional tax information with respect to the replacement options granted under the 2000 Plan, is provided in the summary plan description in Section 8 – “Source and Amount of Consideration; Terms of Replacement Options – Description of the Material Terms of the 2000 Plan.” This information is a brief summary only and reference is made to the Internal Revenue Code of 1986, as amended, and the regulations and interpretations issued thereunder, for a complete statement of all relevant federal tax consequences. We recommend that you consult your own tax advisor with respect to the country, state and local tax consequences of participating in the Offer.

Section 14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

          We may, from time to time, extend the period of time during which the Offer is open and delay accepting any options tendered to us by disseminating notice of the extension to optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act, as amended. If the Offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date.

          We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6 – “Conditions of the Offer,” by disseminating notice of the termination or postponement to the optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, as amended, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

          Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 – “Conditions of the Offer,” has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to optionholders or by increasing or decreasing the exercise price of options eligible to be tendered in the Offer. We will notify you of any such amendment and file with the SEC an amendment to the Schedule TO.

          Amendments to the Offer may be made at any time, and from time to time, by providing appropriate notice of the amendment. Any notice pursuant to the Offer will be disseminated promptly to optionholders in a manner reasonably designed to inform optionholders of such change. We have no obligation to publish, advertise or otherwise communicate any such public announcement except by making a press release or as otherwise required or permitted by applicable law.

          If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

          If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Offer open for at least ten (10) business days after the date of such notification:

(1)	we increase or decrease the amount of consideration offered for the eligible options;

(2)	we decrease the number of options eligible to be tendered in the Offer; or

(3)	we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

Section 15. FEES AND EXPENSES.

          We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

Section 16. FORWARD-LOOKING STATEMENTS.

          This Offer to Exchange and the documents incorporated by reference herein include forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words including, but not limited to, “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to:

-	our anticipated business strategies;

-	our anticipated clinical trials;

-	our ability to conduct clinical trials and our ability to obtain regulatory approval for product candidates;

-	our intention to introduce new product candidates;

-	our relationships with collaborators;

-	anticipated trends in our businesses; and

-	future capital expenditures.

          You should not place undue reliance on any such forward-looking statements. Except to the extent required by federal securities laws, we do not intend to update forward-looking information or to release the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Section 17. ADDITIONAL INFORMATION.

          We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether to tender your options:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2003, filed March 19, 2004;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, filed May 6, 2004, August 5, 2004, and November 8, 2004, respectively;

(3)	Our Current Report on Form 8-K filed on November 17, 2004;

(4)	Our definitive proxy materials for our Special Meeting of Shareholders to be held on December 17, 2004, filed on November 29, 2004; and

(5)	Our Registration Statement on Form S-8 filed September 24, 2004.

          These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov.

          We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred above, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Regeneron Pharmaceuticals, Inc.
Attention: Human Resources Department
777 Old Saw Mill River Road
Tarrytown, New York 10591

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about Regeneron should be read together with the information contained in the documents to which we have referred you.

Section 18. MISCELLANEOUS.

          We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

          We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Regeneron Pharmaceuticals, Inc.

December 3, 2004

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF REGENERON PHARMACEUTICALS, INC.

          The directors and executive officers of Regeneron Pharmaceuticals, Inc. and their positions and offices as of December 3, 2004 are set forth in the following table:

Name	Position and Offices Held
Charles A. Baker	Director

Michael S. Brown, M.D.	Director

Alfred G. Gilman, M.D., Ph.D.	Director

Murray A. Goldberg	Chief Financial Officer, Senior Vice President, Finance and Administration, Treasurer and Assistant Secretary (Principal Financial Officer)

Joseph L. Goldstein, M.D.	Director

Stuart Kolinski, Esq.	Vice President, General Counsel and Secretary

William Roberts, M.D.	Vice President, Regulatory Development

Randall G. Rupp, Ph.D.	Senior Vice President, Manufacturing and Process Sciences

Arthur F. Ryan	Director

Leonard S. Schleifer, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)

Eric M. Shooter, Ph.D.	Director

George L. Sing	Director

Neil Stahl, Ph.D.	Senior Vice President, Preclinical Development and Biomolecular Science

P. Roy Vagelos, M.D.	Chairman of the Board of Directors

George D. Yancopoulos, M.D., Ph.D.	Executive Vice President, Chief Scientific Officer, President, Regeneron Research Laboratories and Director

          The address of each director and executive officer is: c/o Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591.

A-1

REGENERON PHARMACEUTICALS, INC.

OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE SHARES
OF COMMON STOCK OF THE REGENERON PHARMACEUTICALS, INC.
GRANTED UNDER REGENERON PHARMACEUTICALS, INC. 1990 LONG-
TERM INCENTIVE PLAN AND 2000 LONG-TERM INCENTIVE PLAN
HAVING AN EXERCISE PRICE PER SHARE OF $18.00 OR MORE
FOR REPLACEMENT OPTIONS TO BE GRANTED UNDER THE 2000
LONG-TERM INCENTIVE PLAN

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 6:00 P.M., EASTERN TIME ON JANUARY 5, 2005,
UNLESS THE OFFER IS EXTENDED BY REGENERON
PHARMACEUTICALS, INC.

          Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to:

Regeneron Pharmaceuticals, Inc.
Attention: Human Resources Department, Option Exchange
777 Old Saw Mill River Road
Tarrytown, New York 10591
(914) 345-STOK
OptionsExchange@regeneron.com

December 3, 2004